Exhibit 99.1

CINCINNATI FINANCIAL CORPORATION

Investor Contact: Heather J. Wietzel, 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik, 513-603-5323 Media_Inquiries@cinfin.com

Cincinnati Financial Reports Profitable 2008 Fourth Quarter and Full Year
Cincinnati, February 5, 2009 — Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•	Fourth-quarter 2008 net income of $161 million, or 99 cents per share, compared with $187 million, or $1.11, in the 2007 fourth quarter; operating income* of $92 million, or 57 cents per share, compared with $179 million, or $1.07.
•	Full-year 2008 net income of $429 million, or $2.62 per share, compared with $855 million, or $4.97, in 2007. Operating income of $344 million, or $2.10 per share, compared with $610 million, or $3.54, in 2007.
•	$9 million fourth-quarter property casualty underwriting gain reduced full-year underwriting loss to $17 million. Loss reflected effects of weak insurance pricing throughout 2008 and more than seven-fold increase in catastrophe losses, net of reinsurance, to a record $203 million.
Financial Highlights

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in millions except share data)	2008	2007	Change %	2008	2007	Change %

Revenue Highlights
Earned premiums	$780	$802	(2.7)	$3,136	$3,250	(3.5)
Investment income	125	157	(20.5)	537	608	(11.6)
Total revenues	1,018	977	4.2	3,824	4,259	(10.2)
Income Statement Data
Net income	$161	$187	(13.9)	$429	$855	(49.9)
Net realized investment gains and losses	69	8	801.9	85	245	(65.4)

Operating income*	$92	$179	(48.6)	$344	$610	(43.7)

Per Share Data (diluted)
Net income	$0.99	$1.11	(10.8)	$2.62	$4.97	(47.3)
Net realized investment gains and losses	0.42	0.04	950.0	0.52	1.43	(63.6)

Operating income*	$0.57	$1.07	(46.7)	$2.10	$3.54	(40.7)

Book value				$25.75	$35.70	(27.9)
Cash dividend declared	$0.39	$0.355	9.9	$1.56	$1.42	9.9
Weighted average shares outstanding	162,485,576	168,163,752	(3.4)	163,362,409	172,167,452	(5.1)
Insurance Operations Highlights
•	98.9 percent fourth-quarter 2008 property casualty combined ratio as net written premiums declined 1.0 percent. Full-year 2008 property casualty combined ratio at 100.6 percent, with 3.4 percent decline in net written premiums.
•	23.6 percent and 13.1 percent increase in new business written by agencies in the 2008 fourth quarter and full year, partially offsetting the effects of the very competitive insurance market and slowing economy.
•	$14 million in net written premiums from excess and surplus lines operation launched in 2008.
•	24 cents per share contribution from life insurance operating income to full-year results, up 2 cents from 2007.
Investment and Balance Sheet Highlights
•	$1.009 billion in cash and cash equivalents at year-end 2008, providing exceptional liquidity and capital flexibility.
•	$25.75 book value, down from $28.87 at September 30 and $35.70 at year-end 2007 on lower investment values.
•	Investment portfolio at year-end reflected application of investment guidelines revised in 2008 that increased diversification and reduced concentrations. Investment income declined in the fourth-quarter and full-year because of portfolio changes and lower dividends from holdings in the equity portfolio.
Outlook**
•	Management sees strategies leading to rate of book value growth plus rate of dividend contribution, a measure of value creation, averaging 12 percent to 15 percent between 2010 and 2014. Dividend contribution rate defined as annual dividends declared as a percent of beginning shareholders’ equity.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 13 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 9).

nm	Not meaningful

Looking to a Strong Future
Kenneth W. Stecher, president and chief executive officer, said, “2008 was a tough year for our economy, our industry and our company. Our long-term perspective lets us address the immediate challenges while focusing on the major decisions that best position the company for success through all market cycles. We believe that this forward-looking view has consistently benefited our policyholders, agents, shareholders and associates.
“To measure our progress, we’re defining a value creation ratio that we believe captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Between 2010 and 2014, we expect the total of our rate of growth in book value plus the rate of dividend contribution to average 12 percent to 15 percent. With the current economic and market uncertainty, we believe this ratio is an appropriate way to measure our long-term progress in creating value.”
Strategic Initiatives
Stecher added, “We were founded more than 50 years ago by independent agents who established the mission that continues to guide us — To grow profitably and enhance the ability of local independent insurance agents to deliver quality financial protection to the people and businesses they serve. To continue to achieve that objective, we have worked with our board of directors to identify actions that will position us for long-term success in three broad areas of strategic focus — preservation of capital, profitability and growth.
Stecher said, “First, we are addressing preservation of capital to sustain our capacity for growth of our insurance business. We ended 2008 with a healthy property casualty premium to surplus ratio of 0.9-to-1. All of our insurance subsidiaries continue to be highly rated, operating with a level of capital far exceeding regulatory requirements. We also can sustain our investment in the people and infrastructure needed to succeed in the future. Smart spending today means we’ll be even better prepared with strong, local market-based relationships when external conditions improve.
“As we stated on Monday, we’re working on a variety of initiatives, including the repositioning of our investment portfolio, to preserve our capital strength and liquidity. Additionally, we hold more than $1 billion of our assets at the parent company level, increasing our flexibility through all periods to maintain our cash dividend and to continue to invest in and expand our insurance operations.”
Stecher said, “Second, we are emphasizing business initiatives that support improved cash flow and profitability for the agencies that represent us and for our company.
“Several technology initiatives are well under way to improve critical efficiencies and streamline processes for our appointed agencies, allowing us to win an increasing share of their business. By the end of this year, we expect to make significant strides with deployment of a new commercial lines policy administration system; the groundwork for a major upgrade of our personal lines policy administration system; and a variety of online initiatives to serve agencies and policyholders. We’ll also sustain our reputation for superior claims service, improving processes with options such as allowing agents access to more detailed information on the status of pending claims.
“Other technology projects in process will improve our business data, supporting accurate underwriting, pricing and decisions. These will enhance our hallmark — local decision making based on the local knowledge and risk selection expertise we derive from our agents and from having a large network of field representatives who live and work in our agents’ communities.
“All of our initiatives seek to strengthen our relationships with agents, allowing them to serve clients faster and manage expenses better. We expect these efforts to contribute to our rank as the No. 1 or No. 2 carrier in agencies that have represented us for at least five years. In 2008, we again earned that rank in more than 75 percent of the agencies that have represented Cincinnati Insurance for more than five years. We are working to improve that rank again in 2009 and in each of the years that follow.”
Stecher added, “The third area of focus is adding to our property casualty premiums without significant concentration of risk or infrastructure expense. Expanding our geographic footprint and diversifying our premium sources should give us profitable growth while also reducing catastrophe exposure risk. With our entry into Texas during the fourth quarter of 2008, Cincinnati Insurance now is actively marketing our policies in 35 states, expanding our opportunities beyond the Midwest and South. We now have a sizeable presence in the western states — opening New Mexico and Washington in 2007, Utah in 2000, Idaho in 1999 and Montana in 1998. We plan to look next at taking the Cincinnati Insurance franchise to agencies in Colorado and Wyoming.

“To diversify the sources of our premiums, we also continue to appoint new agencies in our current operating territories, adding 76 in 2008 and targeting at least 65 additional appointments in 2009. We are working to position our personal lines business for profitable future growth with rate and credit modifications and making personal lines policies available in new geographies to spread risk. Another source of premiums is our new excess and surplus lines operation, which ended the year on track with $14 million of written premiums and products available in 33 states.”
Factors Influencing 2009 Performance
Steven J. Johnston, FCAS, MAAA, CFA, chief financial officer, said, “When looking at our longer-term objectives, we believe over any five-year period our agency relationships and growth strategies can lead to a property casualty written premium growth rate that exceeds the industry average. We also believe our underwriting philosophy can generate a GAAP combined ratio over any five-year period that is consistently below 100 percent. Finally, we believe our investment philosophy can drive investment income growth and lead to a total return on our equity investment portfolio that exceeds the Standard & Poor’s 500’s five-year return.”
Johnston added, “Our view of the value we can create over the next five years relies on two assumptions about the external environment. First, we’re anticipating some firming of commercial insurance pricing during 2009. Second, we believe that the economy and financial markets can resume a growth track by the end of 2010.”
On 2008 results and the outlook for 2009, Johnston said, “In 2009, we believe our value creation ratio may be below our long-term target for several reasons. First, the weak economy is expected to continue to affect policyholders by deflating their business and personal insurable assets. Until the economy begins to recover, we also do not expect to see significant appreciation of our investments. Second, the lingering effects of soft insurance market pricing are expected to affect growth rates and earned premium levels into 2010, continuing to weaken loss ratios and hamper near-term profitability. Third, our property casualty written premium growth may lag as our growth initiatives need more time to reach their full contribution. Fourth, we continue to invest in our business, including technology, new states and process initiatives to create long-term value.
Johnston noted, “The diversification of the investment portfolio over the past year included sales of selected positions to lock in gains, reduce concentrations and increase liquidity. We expect to continue to make changes to the portfolio, as appropriate. Proceeds of sales are being reinvested in both fixed income and equity securities with yields that we believe are likely to be more secure. This may slow the return to growth in investment income although we believe year-over-year comparisons may turn positive in the second half of the year.”

Consolidated Property Casualty Insurance Operations

(Dollars in millions; percent change given for dollar amounts	Three months ended December 31,			Twelve months ended December 31,
and point change given for ratios)	2008	2007	Change %	2008	2007	Change %

Earned premiums	$747	$777	(3.8)	$3,010	$3,125	(3.7)

Loss and loss expenses before catastrophe losses	490	397	23.5	1,853	1,806	2.6
Loss and loss expenses from catastrophe losses	(16)	(2)	(800.3)	203	26	681.1

Total loss and loss expenses	474	395	20.1	2,056	1,832	12.2
Underwriting expenses	264	270	(2.1)	971	989	(1.8)

Underwriting profit (loss)	$9	$112	(92.3)	$(17)	$304	nm

Other business metrics:
Agency renewal written premiums	$669	$705	(5.0)	$2,828	$2,960	(4.4)
Agency new business written premiums	100	81	23.6	368	325	13.1
Net written premiums	717	724	(1.0)	3,010	3,117	(3.4)

			Points			Points

Ratios as a percent of earned premiums:
Loss and loss expenses	63.6%	50.9%	12.7	68.3%	58.6%	9.7
Underwriting expenses	35.3	34.7	0.6	32.3	31.7	0.6

Combined ratio	98.9%	85.6%	13.3	100.6%	90.3%	10.3

Other business metrics:
Contribution from catastrophe losses	(2.1)	(0.2)	(1.9)	6.8	0.8	6.0
Contribution from prior period reserve development	(16.1)	(15.3)	(0.8)	(10.7)	(7.7)	(3.0)
•	1.0 percent and 3.4 percent declines in fourth-quarter and full-year 2008 property casualty net written premiums, reflecting disciplined underwriting in the midst of soft pricing and a weakening economy.
•	$43 million rise to $368 million in 2008 new business written by agencies reflected the contribution from growth initiatives, with $29 million from agencies appointed since 2004 and $14 million from new excess and surplus lines capabilities.
•	0.9-to-1 ratio of net written premiums to property casualty statutory surplus for 2008 from 0.7-to-1 ratio for 2007.
•	1,133 agency relationships with 1,387 reporting locations marketing standard market property casualty insurance products at year-end 2008, up from 1,092 agency relationships with 1,327 reporting locations at year-end 2007.
•	Full-year 2008 GAAP combined ratio was near breakeven despite record catastrophe losses. The effects of soft pricing and loss cost inflation were offset by higher savings from favorable development on prior year reserves.
•	Previously announced pension plan settlement cost of $27 million included in fourth-quarter results. Consolidated property casualty cost of $25 million added 3.3 percentage points to the fourth-quarter 2008 combined ratio and 0.8 points for the full year. Transition from a defined benefit pension plan reduces company risk while providing flexible, company-sponsored 401(k) benefit to associates.
•	10.3 percentage point increase in full-year 2008 combined ratio reflected substantially higher catastrophe losses, the pension plan settlement cost, an uptick in larger commercial lines losses and the effects of lower prices due to soft market conditions and of normal loss cost inflation. These factors were partially offset by a higher level of savings from favorable development on prior period loss reserves.
•	High prior period reserve development in the fourth quarters of both 2008 and 2007 reflected the more extensive actuarial review normally conducted in that period. Savings from favorable development remained high for full-year 2008 in part because of a refinement that redistributed $69 million of reserves for incurred but not yet reported losses from prior years to accident year 2008.

•	Positive catastrophe loss contribution for fourth quarter 2008 includes $15 million reduction in estimates of losses from catastrophe events earlier in 2008 and $1 million reduction in estimates of losses from prior year events.

(In millions, net of reinsurance)	Three months ended December 31,			Twelve months ended December 31,
	Commercial	Personal		Commercial	Personal
Dates	lines	lines	Total	lines	lines	Total

2008
First quarter catastrophes	$(1)	$1	$0	$20	$22	$42
Second quarter catastrophes	(7)	(4)	(11)	59	30	89
Third quarter catastrophes	1	(3)	(2)	25	45	70
Fourth quarter catastrophes	0	0	0	0	0	0
All other	(1)	(1)	(2)	2	2	4
Development on 2007 and prior catastrophes	(1)	0	(1)	(3)	1	(2)

Calendar year incurred total	$(9)	$(7)	$(16)	$103	$100	$203

2007
First quarter catastrophes	$1	$0	$1	$6	$2	$8
Second quarter catastrophes	0	1	1	4	5	9
Third quarter catastrophes	1	(2)	(1)	2	4	6
Fourth quarter catastrophes	0	0	0	0	0	0
All other	(4)	1	(3)	14	9	23
Development on 2006 and prior catastrophes	1	(1)	0	(10)	(10)	(20)

Calendar year incurred total	$(1)	$(1)	$(2)	$16	$10	$26

•	Finalized 2009 property casualty reinsurance program. Reinsurance premiums expected to be relatively stable in 2009 despite higher rates for some program components. Program designed to maintain balance between the cost of the program and the level of risk retained.
2009 Reinsurance Program

Treaties	Retention Summary	Comments

Property catastrophe	For any one event, retain losses of:
• 100% of first $45 million
• 33% between $45 million and $70 million
• 19% between $70 million and $105 million
• 7% to 20% for layers between $105 million and $500 million
•   After reinsurance, our maximum exposure to a catastrophic event that caused $500 million in covered losses would be $118 million compared with $105 million in 2008. The largest catastrophe loss in our history was Hurricane Ike, estimated at $129 million before reinsurance at December 31, 2008.

Casualty per risk	For a single loss, retain:	• Increased casualty treaty retention to $6 million
	• 100% of first $6 million	from $5 million
• 0% between $6 million and $25 million
• Obtain facultative reinsurance above $25 million

Property per risk	For a single loss, retain:	• Increased property treaty retention to $5 million
	• 100% of first $5 million	from $4 million
• 0% between $5 million and $25 million
• Obtain facultative reinsurance above $25 million

Casualty third excess	Coverage of:	• No changes in 2009
• $25 million excess of $25 million

Casualty fourth excess	Coverage of:	• No changes in 2009
• $20 million excess of $50 million

Insurance Segments Highlights
Commercial Lines Insurance Operations

(Dollars in millions; percent change given for dollar amounts	Three months ended December 31,			Twelve months ended December 31,
and point change given for ratios)	2008	2007	Change %	2008	2007	Change %

Earned premiums	$573	$601	(4.5)	$2,316	$2,411	(3.9)

Loss and loss expenses before catastrophe losses	367	310	18.4	1,401	1,378	1.6
Loss and loss expenses from catastrophe losses	(9)	0	nm	103	16	522.5

Total loss and loss expenses	358	310	15.6	1,504	1,394	7.8
Underwriting expenses	204	215	(5.0)	742	756	(1.8)

Underwriting profit	$11	$76	(84.8)	$70	$261	(73.0)

Other business metrics:
Agency renewal written premiums	$514	$546	(5.9)	$2,156	$2,271	(5.1)
Agency new business written premiums	83	71	16.4	312	287	8.8
Net written premiums	552	562	(1.9)	2,311	2,413	(4.2)

			Points			Points

Ratios as a percent of earned premiums:
Loss and loss expenses	62.5%	51.5%	11.0	64.9%	57.9%	7.0
Underwriting expenses	35.6	35.8	(0.2)	32.1	31.3	0.8

Combined ratio	98.1%	87.3%	10.8	97.0%	89.2%	7.8

Other business metrics:
Contribution from catastrophe losses	(1.5)	0.0	(1.5)	4.5	0.7	3.8
Contribution from prior period reserve development	(17.0)	(17.0)	0.0	(11.8)	(8.4)	(3.4)
•	1.9 percent and 4.2 percent declines in fourth-quarter and full-year 2008 commercial lines net written premiums, primarily a result of weakening economy, soft pricing and disciplined underwriting.
•	$83 million in fourth-quarter 2008 new commercial lines business written directly by agencies, up 16.4 percent from $71 million in last year’s fourth quarter. Full-year 2008 new business rose 8.8 percent to $312 million from $287 million.
•	7.8 percentage point increase in full-year 2008 combined ratio. The uptick in larger commercial lines losses was primarily seen in new losses from directors and officers coverages. The effects of lower prices due to soft market conditions and of normal loss cost inflation were most significant in the commercial property, commercial auto and workers’ compensation business lines.
•	Higher savings from prior period reserve development for the commercial lines segment was primarily due to reduced umbrella liability reserves, reflecting revised expectations for loss cost inflation. A claims mediation process that promotes earlier liability settlement resolution also contributed to commercial casualty business line results.
Personal Lines Insurance Operations

(Dollars in millions; percent change given for dollar amounts	Three months ended December 31,			Twelve months ended December 31,
and point change given for ratios)	2008	2007	Change %	2008	2007	Change %

Earned premiums	$171	$176	(2.9)	$689	$714	(3.4)

Loss and loss expenses before catastrophe losses	120	87	37.1	447	428	4.6
Loss and loss expenses from catastrophe losses	(7)	(2)	(308.2)	100	10	958.8

Total loss and loss expenses	113	85	31.6	547	438	25.2
Underwriting expenses	58	55	6.6	224	233	(3.9)

Underwriting profit (loss)	$0	$36	nm	$(82)	$43	nm

Other business metrics:
Agency renewal direct written premiums	$156	$159	(2.3)	$672	$690	(2.5)
Agency new business direct written premiums	11	10	17.9	42	38	9.5
Net written premiums	159	162	(1.4)	685	704	(2.7)

			Points			Points

Ratios as a percent of earned premiums:
Loss and loss expenses	65.9%	48.6%	17.3	79.4%	61.3%	18.1
Underwriting expenses	34.1	31.1	3.0	32.5	32.6	(0.1)

Combined ratio	100.0%	79.7%	20.3	111.9%	93.9%	18.0

Other business metrics:
Contribution from catastrophe losses	(4.1)	(1.0)	(3.1)	14.5	1.3	13.2
Contribution from prior period reserve development	(13.2)	(9.2)	(4.0)	(7.2)	(5.7)	(1.5)
•	1.4 percent and 2.7 percent declines in fourth-quarter and full-year 2008 personal lines net written premiums. Higher new personal lines business partially offset lower policy counts and pricing changes that reduced premiums per policy. Full-year 2008 written and earned premiums included a $9 million reinsurance reinstatement premium to restore affected coverages following Hurricane Ike.
•	$11 million in fourth-quarter 2008 personal lines new business written directly by agencies, up 17.9 percent from $10 million in last year’s fourth quarter. Full-year new business rose 9.5 percent to $42 million from $38 million.

•	18.0 percentage point increase in full-year 2008 combined ratio primarily due to higher catastrophe losses. The effects of lower prices due to soft market conditions and of normal loss cost inflation primarily was seen in the homeowner business line, where rate tiers continue to be modified. Personal lines also benefited modestly from lower underwriting expenses.
Life Insurance Operations

(In millions)	Three months ended December 31,			Twelve months ended December 31,
	2008	2007	Change %	2008	2007	Change %

Written premiums	$50	$41	24.2	$185	$167	11.0

Earned premiums	$33	$25	30.6	$126	$125	0.8
Investment income, net of expenses	31	30	4.9	120	115	4.5
Other income	1	1	(35.6)	2	4	(56.0)

Total revenues, excluding realized investment gains and losses	65	56	15.8	248	244	1.5

Contract holders benefits	27	35	(23.3)	142	133	6.2
Expenses	12	8	54.6	45	52	(12.8)

Total benefits and expenses	39	43	(8.6)	187	185	0.8

Net income before income tax and realized investment gains and losses	26	13	96.9	61	59	3.6
Income tax	9	4	110.3	21	20	6.5

Net income before realized investment gains and losses	$17	$9	90.4	$40	$39	2.1

•	$185 million in total 2008 life insurance segment net written premiums. Written premiums include life insurance, annuity and accident and health premiums.

•	4.7 percent increase to $147 million in full-year 2008 written premiums for life insurance products, the largest component of segment premiums. Gain included 10.8 percent rise to $81 million in full-year 2008 term life insurance written premiums, reflecting marketing advantages of competitive, up-to-date products, personal service and policies backed by financial strength.

•	6.5 percent rise in face amount of life policies in force to $65.888 billion at year-end 2008, from $61.875 billion at year-end 2007.

•	$1 million increase in full-year 2008 operating profit. Total benefits and expenses declined in the fourth quarter, reflecting refined actuarial calculations.

•	During 2008, the LifeHorizons Termsetter portfolio was redesigned and a new 20-year term worksite product was introduced. These improvements supported opportunities to cross-sell life insurance products to clients of the independent agencies that sell Cincinnati’s property casualty insurance policies.

Investment and Balance Sheet Highlights
Investment Operations

(In millions)	Three months ended December 31,			Twelve months ended December 31,
	2008	2007	Change %	2008	2007	Change %

Investment income:
Interest	$88	$79	12.6	$326	$308	6.0
Dividends	35	75	(53.0)	204	294	(30.5)
Other	4	4	(6.1)	14	15	(4.5)
Investment expenses	(2)	(1)	nm	(7)	(9)	12.6

Total investment income, net of expenses	125	157	(20.5)	537	608	(11.6)

Investment interest credited to contract holders	(16)	(17)	7.9	(63)	(59)	(5.2)

Realized investment gains and losses summary:
Realized investment gains and losses	245	38	535.9	686	409	67.6
Change in fair value of securities with embedded derivatives	(25)	(12)	(108.1)	(38)	(11)	(243.8)
Other-than-temporary impairment charges	(110)	(14)	(672.7)	(510)	(16)	nm

Total realized investment gains and losses	110	12	804.7	138	382	(64.0)

Investment operations income	$219	$152	43.5	$612	$931	(34.2)

•	20.5 percent and 11.6 percent declines in fourth-quarter and full-year 2008 pretax net investment income. 30.5 percent decline in full-year dividend income due to dividend reductions by common and preferred holdings, including reductions during the year on positions subsequently sold or reduced.
•	$110 million of fourth-quarter pretax realized investment gains included $245 million in net gains from investment sales and bond calls offsetting $110 million in other-than-temporary impairment charges and $25 million of fair value changes.
•	Impairments of equity securities accounted for more than 65 percent of 2008 other-than-temporary impairment charges, reflecting the portfolio mix, the historic weighting in financial sector securities and the unprecedented decline in overall stock market values during 2008.

(Dollars in millions except share data)	At December 31,	At December 31,
	2008	2007

Balance sheet data
Invested assets	$8,890	$12,261
Total assets	13,369	16,637
Short-term debt	49	69
Long-term debt	791	791
Shareholders’ equity	4,182	5,929
Book value per share	25.75	35.70

Debt-to-capital ratio	16.7%	12.7%

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Performance measures
Comprehensive loss	$(449)	$(397)	$(1,375)	$(368)
Return on equity, annualized	14.5%	12.0%	8.5%	13.4%
Return on equity, annualized, based on comprehensive loss	(40.5)	(25.4)	(27.2)	(5.8)
•	$9.899 billion in cash and invested assets at December 31, 2008, compared with $10.507 billion at September 30, 2008, and $12.487 billion at December 31, 2007. Cash and equivalents of $1.009 billion at year-end, compared with $347 million at September 30, 2008, and $226 million at year-end 2007.
•	$5.911 billion A3/A+-average rated bond portfolio at December 31, 2008, reflecting a diverse mix of taxable and tax-exempt securities.
•	$2.896 billion equity portfolio was 32.6 percent of invested assets and included $819 million in pretax unrealized gains at December 31, 2008.
•	Application of new investment parameters led to financial sector holdings at 12.4 percent of publicly traded common stocks portfolio at year-end 2008, down from 56.2 percent at year-end 2007.
•	$3.360 billion estimate of statutory surplus for the property casualty insurance group at December 31, 2008, compared with $3.687 billion at September 30, 2008.
•	No repurchases of common stock since mid year. Approximately 8.5 million shares remain authorized for repurchase.

For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability insurance and annuities. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. CSU Producer Resources Inc., our excess and surplus lines brokerage, serves the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financing services. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141
Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21, with updates to certain risk factors described in our Quarterly Report on Form 10-Q for the period ended June 30, 2008. Although we often review and update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Further decline in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Events, such as the credit crisis, followed by prolonged periods of economic instability, that lead to:
o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

o	Significant rise in losses from surety and director and officer policies written for financial institutions
•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments
•	Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims
•	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
•	Increased competition that could result in a significant reduction in the company’s premium growth rate
•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
o	Multi-notch downgrades of the company’s financial strength ratings

o	Concerns that doing business with the company is too difficult or

o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages
•	Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs
•	Actions of insurance departments, state attorneys general or other regulatory agencies that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

o	Increase our expenses

o	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Limit our ability to set fair, adequate and reasonable rates

o	Place us at a disadvantage in the marketplace

o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings
•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
•	Inaccurate estimates or assumptions used for critical accounting estimates

•	Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
Financial strength ratings are effective as of the date of this release, are under continuous review and are subject to change and/or affirmation. For the latest ratings, access Financial Strength Ratings at www.cinfin.com.
* * *

Cincinnati Financial Corporation
Consolidated Balance Sheets (unaudited)

(Dollars in millions except per share data)	December 31,	December 31,
	2008	2007

ASSETS
Investments
Fixed maturities, at fair value (amortized cost: 2008—$6,058; 2007—$5,783)	$5,827	$5,848
(includes securities pledged to creditors: 2008—$0; 2007—$745)
Equity securities, at fair value (cost: 2008—$2,077; 2007—$2,975)	2,896	6,249
Short-term investments, at fair value (amortized cost: 2008—$84; 2007—$101)	84	101
Other invested assets	83	63

Total investments	8,890	12,261

Cash and cash equivalents	1,009	226
Securities lending collateral invested	0	760
Investment income receivable	98	124
Finance receivable	71	92
Premiums receivable	1,059	1,107
Reinsurance receivable	759	754
Prepaid reinsurance premiums	15	13
Deferred policy acquisition costs	509	461
Deferred income tax	126	0
Land, building and equipment, net, for company use (accumulated depreciation:
2008—$297; 2007—$276)	236	239
Other assets	49	72
Separate accounts	548	528

Total assets	$13,369	$16,637

LIABILITIES
Insurance reserves
Loss and loss expense reserves	$4,086	$3,967
Life policy reserves	1,551	1,478
Unearned premiums	1,544	1,564
Securities lending payable	0	760
Other liabilities	618	574
Deferred income tax	0	977
Note payable	49	69
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debentures due 2028	392	392
Separate accounts	548	528

Total liabilities	9,187	10,708

SHAREHOLDERS’ EQUITY
Common stock, par value—$2 per share; (authorized: 2008—500 million shares, 2007—500 million shares; issued: 2008—196 million shares, 2007—196 million shares)	393	393
Paid-in capital	1,069	1,049
Retained earnings	3,579	3,404
Accumulated other comprehensive income	347	2,151
Treasury stock at cost (2008—34 million shares, 2007—30 million shares)	(1,206)	(1,068)

Total shareholders’ equity	4,182	5,929

Total liabilities and shareholders’ equity	$13,369	$16,637

Cincinnati Financial Corporation
Consolidated Statements of Income (unaudited)

(In millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

REVENUES
Earned premiums
Property casualty	$747	$777	$3,010	$3,125
Life	33	25	126	125
Investment income, net of expenses	125	157	537	608
Realized investment gains and losses	110	12	138	382
Other income	3	6	13	19

Total revenues	1,018	977	3,824	4,259

BENEFITS AND EXPENSES
Insurance losses and policyholder benefits	500	430	2,193	1,963
Commissions	149	158	576	624
Other operating expenses	118	96	411	362
Taxes, licenses and fees	15	18	68	75
Increase in deferred policy acquisition costs	1	8	(17)	(9)
Interest expense	14	13	53	52

Total benefits and expenses	797	723	3,284	3,067

INCOME BEFORE INCOME TAXES	221	254	540	1,192

PROVISION (BENEFIT) FOR INCOME TAXES
Current	93	60	238	325
Deferred	(33)	7	(127)	12

Total provision for income taxes	60	67	111	337

NET INCOME	$161	$187	$429	$855

PER COMMON SHARE
Net income—basic	$0.99	$1.12	$2.63	$5.01
Net income—diluted	$0.99	$1.11	$2.62	$4.97
* * *

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2008 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas — property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures may improve its understanding of trends in the underlying business and help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.
•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.
•	Written premium adjustment — statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

Cincinnati Financial Corporation
Net Income Reconciliation

(In millions except per share data)	Three months ended	Twelve months ended
	December 31, 2008	December 31, 2008

Net income	$161	$429
Net realized investment gains and losses	69	85

Operating income	92	344
Less catastrophe losses	10	(132)

Operating income before catastrophe losses	$82	$476

Diluted per share data:
Net income	$0.99	$2.62
Net realized investment gains and losses	0.42	0.52

Operating income	0.57	2.10
Less catastrophe losses	0.06	(0.81)

Operating income before catastrophe losses	$0.51	$2.91

Property Casualty Reconciliation

(Dollars in millions)	Three months ended December 31, 2008
	Consolidated*	Commercial	Personal

Premiums:
Adjusted written premiums — statutory	$730	$565	$159
Written premium adjustment	(13)	(13)	0

Reported written premiums — statutory	717	552	159
Unearned premiums change	30	21	12

Earned premiums	$747	$573	$171

Statutory combined ratio :
Statutory combined ratio	100.2%	99.0%	102.1%
Contribution from catastrophe losses	(2.1)	(1.5)	(4.1)

Statutory combined ratio excluding catastrophe losses	102.3%	100.5%	106.2%

Commission expense ratio	20.8%	20.8%	21.2%
Other expense ratio	15.9	15.7	15.0

Statutory expense ratio	36.7%	36.5%	36.2%

GAAP combined ratio:	98.9%	98.1%	100.0%
Contribution from catastrophe losses	(2.1)	(1.5)	(4.1)

GAAP combined ratio excluding catastrophe losses	101.0%	99.6%	104.1%

(Dollars in millions)	Twelve months ended December 31, 2008
	Consolidated*	Commercial	Personal

Premiums:
Adjusted written premiums — statutory	$3,040	$2,341	$685
Written premium adjustment	(30)	(30)	0

Reported written premiums — statutory	3,010	2,311	685
Unearned premiums change	0	5	4

Earned premiums	$3,010	$2,316	$689

Statutory combined ratio :
Statutory combined ratio	100.4%	96.6%	111.6%
Contribution from catastrophe losses	6.8	4.5	14.5

Statutory combined ratio excluding catastrophe losses	93.6%	92.1%	97.1%

Commission expense ratio	18.4%	18.0%	19.5%
Other expense ratio	13.7	13.7	12.7

Statutory expense ratio	32.1%	31.7%	32.2%

GAAP combined ratio:	100.6%	97.0%	111.9%
Contribution from catastrophe losses	6.8	4.5	14.5

GAAP combined ratio excluding catastrophe losses	93.8%	92.5%	97.4%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.

*	Consolidated property casualty data includes results from our excess and surplus line of business.